Press Release	Source: Stellar Pharmaceuticals Inc.

 Stellar Pharmaceuticals Inc. and Watson Pharmaceuticals, Inc. Terminate
Uracyst® Supply and Licensing Agreements

LONDON, ONTARIO - April 13, 2011 – Stellar Pharmaceuticals Inc (OTCQB: SLXCF) and Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that they have reached agreement to terminate the supply and licensing agreements related to Uracyst® (sodium chondroitin sulfate solution 2.0%) for the treatment of interstitial cystitis.  In connection with the termination of the Uracyst® supply and licensing agreements, Stellar will pay a royalty on net sales of Uracyst® in the United States over the life of certain Uracyst® patents.  Notwithstanding the termination of the Uracyst® supply and licensing agreements, Stellar continues to believe that Uracyst® will become a commercially viable product in the United States market.  Stellar intends to aggressively seek a new product sponsor for Uracyst® in the United States.

Watson acquired the rights to develop and commercialize Uracyst® in the United States in December 2006. In November 2010, Watson issued a press release stating that, based on the results of a United States pilot test study evaluating Uracyst®, Watson did not plan to allocate any additional resources to further pursue the Uracyst® product development program.

About Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Inc. has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall.  Both NeoVisc and Uracyst have their CE Mark certification for the European Community.  Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.  For more information, please visit Stellar's web site at www.stellarpharma.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company.  Watson is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health.  Watson has operations in many of the world's established and growing international markets.  In the U.S., the Watson brand portfolio includes RAPAFLO®, GELNIQUE®, Oxytrol®, TRELSTAR®, Crinone® , ella® and INFeD®.  In addition, Watson markets the following brands under co-promotion agreements: AndroGel®, with Solvay Pharmaceuticals, Inc., and Femring®, with Warner Chilcott Limited.  For press release and other company information, visit Watson’s Web site at http://www.watson.com.

Forward-Looking Statements

Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect each of Watson's and Stellar’s current perspective of existing information as of the date of this release.  It is important to note that each of Watson's and Stellar’s goals and expectations are not predictions of actual performance.  Actual results may differ materially from each of Watson's and Stellar’s current expectations depending upon a number of factors, risks and uncertainties affecting its business.  These factors include, among others, the difficulty of predicting the timing and outcome of the pending patent litigation; the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any; the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to each of Watson and Stellar, and its third party manufacturers' facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in each of Watson's and Stellar’s periodic public filings with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K for the year ended December 31, 2010.  Except as expressly required by law, each of Watson and Stellar disclaims any intent or obligation to update these forward-looking statements.

CONTACT FOR STELLAR:

Arnold Tenney
Interim CEO & President
Stellar Pharmaceuticals Inc.
(800) 639-0643 or (705) 445-9505